Exhibit 99-1

Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (April 23, 2013) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 were $247.8 million compared to $252.0 million for the first quarter of 2012, a 2% decrease.  Earnings from continuing operations for the first quarter of 2013 were $13.3 million or $0.57 per diluted share compared to $12.0 for the first quarter of 2012 or $0.52 per diluted share, an increase of 10% per diluted share.

Domestic sales increased 4% to $161.9 million for the first quarter of 2013 from $155.1 million for the first quarter of 2012.  International sales were $85.9 million for the first quarter of 2013 compared to $96.9 million for the first quarter of 2012, a decrease of 11%.

The Company’s domestic backlog increased 5%, from $159.7 million at March 31, 2012 to $167.3 million at March 31, 2013.  The international backlog at March 31, 2013 was $109.2 million, a 6% decrease from the March 31, 2012 international backlog of $116.5 million.  The March 31, 2012 backlog has been restated for the sale of American Augers late in 2012.

Consolidated financial information for the first quarter ended March 31, 2013 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “Although our revenues and pre-tax earnings were relatively flat compared to the first quarter of 2012, we were able to improve our gross margin by 30 basis points over the first quarter of 2012 and 250 basis points from the fourth quarter of 2012.  Since the federal research and development tax credit for 2012 was not approved by Congress until early 2013, our first quarter results also include a substantial reduction in our effective tax rate.”

Dr. Brock continued, “We continue to see challenging domestic market conditions due to shortfalls in tax revenues in most states.  International business is also hampered by economic and political uncertainty in many of the markets we serve.  In spite of the lack of strong Federal highway funding and general uncertainty in the world economy, we are pleased that we have maintained our profitability and market share.  Our backlog remains strong at $276.5 million.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 23, 2013, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 7, 2013 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 412258.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment (Underground Group).  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog and the effects of general economic and political uncertainty on our business.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or

W. Norman Smith
President and COO
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  nsmith@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Mar 31	Mar 31
	2013	2012
Assets
Current assets
Cash and cash equivalents	$73,175	$41,642
Receivables, net	104,599	113,609
Inventories	322,007	313,407
Prepaid expenses and other	26,733	21,976
Total current assets	526,514	490,634
Property and equipment, net	186,192	191,489
Other assets	40,890	43,607
Total assets	$753,596	$725,730
Liabilities and equity
Current liabilities
Accounts payable - trade	$50,781	$56,137
Other current liabilities	110,134	92,593
Total current liabilities	160,915	148,730
Non-current liabilities	31,999	33,901
Total equity	560,682	543,099
Total liabilities and equity	$753,596	$725,730

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	Mar 2013	Mar 2012
Net sales	$247,833	$251,967
Cost of sales	189,266	193,371
Gross profit	58,567	58,596
Selling, general, administrative & engineering expenses	40,367	40,143
Income from operations	18,200	18,453
Interest expense	70	47
Other income, net of expenses	752	849
Income from continuing operations before income taxes	18,882	19,255
Income taxes on continuing operations	5,631	7,231
Net income from continuing operations	13,251	12,024
Income from discontinued operations, (net of tax of $73)	-	234
Net income	13,251	12,258
Net income attributable to non-controlling interest	80	13
Net income attributable to controlling interest	$13,171	$12,245

Earnings per Common Share
Net income attributable to controlling interest from continuing operations
Basic	$0.58	$0.53
Diluted	$0.57	$0.52

Income from discontinued operations, net of tax
Basic	$-	$0.01
Diluted	$-	$0.01

Net income attributable to controlling interest
Basic	$0.58	$0.54
Diluted	$0.57	$0.53

Weighted average common shares outstanding
Basic	22,723	22,643
Diluted	23,080	23,054

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	71,549	90,762	47,290	14,706	23,526	247,833
2012 Revenues	68,671	91,304	41,993	22,059	27,940	251,967
Change $	2,878	(542)	5,297	(7,353)	(4,414)	(4,134)
Change %	4.2%	(0.6%)	12.6%	(33.3%)	(15.8%)	(1.6%)

2013 Gross Profit	20,154	23,040	10,559	275	4,539	58,567
2013 Gross Profit %	28.2%	25.4%	22.3%	1.9%	19.3%	23.6%
2012 Gross Profit	16,396	23,737	10,604	3,084	4,775	58,596
2012 Gross Profit %	23.9%	26.0%	25.3%	14.0%	17.1%	23.3%
Change	3,758	(697)	(45)	(2,809)	(236)	(29)

2013 Profit (Loss)	11,141	9,057	4,221	(2,381)	(8,172)	13,866
2012 Profit (Loss)	7,391	9,571	3,921	(173)	(9,213)	11,497
Change $	3,750	(514)	300	(2,208)	1,041	2,369
Change %	50.7%	(5.4%)	7.7%	(1276.3%)	11.3%	20.6%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):
	Three months ended March 31
	2013	2012	Change $
Total profit for all segments	13,866	11,497	2,369
Recapture (elimination) of intersegment profit	(615)	527	(1,142)
Net income from continuing operations	13,251	12,024	1,227
Income from discontinued operations, (net of tax of $73)	-	234	(234)
Net income attributable to non-controlling interest	(80)	(13)	(67)
Net income attributable to controlling interest	13,171	12,245	926

Astec Industries, Inc.
Backlog by Segment
March 31, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Backlog	126,895	93,867	10,056	30,937	14,770	276,525
2012 Backlog	123,327	102,686	10,799	26,380	12,980	276,172
Change $	3,568	(8,819)	(743)	4,557	1,790	353
Change %	2.9%	(8.6%)	(6.9%)	17.3%	13.8%	0.1%

Astec Industries, Inc.
Supplemental Data Related to the Discontinued Operations of American Augers
(in thousands)
(unaudited)
	2012		2011
Quarter Ended	Revenues	Earnings, net of tax	Revenues	Earnings, net of tax
March 31	14,670	234	5,800	(1,251)
June 30	15,600	848	16,704	918
September 30	8,651	318	14,717	915
December 31	14,698	2,001	9,867	(357)
Total	53,619	3,401	47,088	225